Exhibit 99.1

CONTACTS:	Dennis M. Oates	Christopher T. Scanlon	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FIRST QUARTER 2019 RESULTS

•	Q1 2019 Sales of $60.3 million, up 5.6% from Q4 2018

•	Q1 2019 Net Income of $1.2 million, or $0.14 per diluted share, versus $0.6 million, or $0.07 per diluted share, in Q4 2018

•	EBITDA totals $7.0 million in Q1 2019 versus $5.4 million in Q4 2018

•	Quarter-End Backlog of $130.1 million, up 3.1% from Q4 2018

BRIDGEVILLE, PA, April 24, 2019 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the first quarter of 2019 were $60.3 million, an increase of 5.6% from $57.1 million in the fourth quarter of 2018, although 5.4% below 2018 first quarter revenues of $63.7 million. Sales to the aerospace and power generation end markets increased sequentially and year-over-year in the first quarter of 2019, while sales to the oil & gas, heavy equipment and general industrial markets were lower than in both prior periods. Aerospace remained the Company’s largest end market in the first quarter of 2019, with sales of $42.6 million, or 70.7% of total net sales, compared with 61.5% in the fourth quarter of 2018 and 56.9% in the first quarter of 2018.

Sales of premium alloys in the first quarter of 2019 totaled $9.4 million, or 15.5% of sales, compared with $8.1 million, or 14.2% of sales in the fourth quarter of 2018, and $11.8 million, or 18.6% of sales, in the first quarter of 2018.

The Company’s gross margin for the first quarter of 2019 was 12.2% of sales, compared with 11.3% of sales in the fourth quarter of 2018 and 14.5% of sales in the first quarter of 2018. Margins were impacted by lower than forecasted shipment volume, product mix and slower recovery in surcharges.

Selling, general and administrative expenses were $5.0 million, or 8.2% of sales for the first quarter of 2019, compared with $5.6 million, or 9.7% of sales, for the fourth quarter of 2018, and $5.2 million, or 8.2% of sales, for the first quarter of 2018.

Net income for the first quarter of 2019 totaled $1.2 million, or $0.14 per diluted share, compared with $0.6 million, or $0.07 per diluted share, in the fourth quarter of 2018, and $2.1 million, or $0.28 per diluted share in the first quarter of 2018. The first quarter of 2019 and the fourth quarter of 2018 include an additional 1.4 million weighted average shares outstanding due to the second quarter 2018 equity issuance.

The Company’s EBITDA for the first quarter of 2019 was $7.0 million compared with $5.4 million in the fourth quarter of 2018, and $8.8 million in the first quarter of 2018.

Managed working capital at March 31, 2019 totaled $140.0 million, compared with $123.0 million at December 31, 2018, and $125.2 million at the end of the first quarter of 2018. The increase in managed working capital was primarily driven by a $12.4 million increase in inventory compared to the fourth quarter of 2018. The Company’s inventory build supported the continued increase in Company backlog.

Backlog (before surcharges) at March 31, 2019 was a record $130.1 million, an increase of 3.1% from December 31, 2018, and 43.6% higher than at the end of the 2018 first quarter.

The Company’s total debt at March 31, 2019 was $65.4 million, compared with $46.7 million at December 31, 2018, and $99.9 million at the end of the first quarter of 2018. Capital expenditures for the first quarter of 2019 totaled $5.6 million, compared with $2.2 million in the fourth quarter of 2018 and $2.5 million in the first quarter of 2018. First quarter 2019 capital expenditures reflect the commissioning of the Company’s new mid-size bar cell project at its Dunkirk, NY facility. Benefits related to this project are expected to include both cost and inventory reductions, as well as quality and cycle time improvements.

The Company’s effective tax rate for the first quarter ended March 31, 2019 was 16.9%. The rate is lower than the federal statutory rate of 21.0%, primarily due to the favorable impact of federal research and development tax credits.

Chairman, President and CEO Dennis Oates commented: “We continued to make progress in the first quarter of 2019, although more slowly than originally planned. Sales increased 5.6% from the fourth quarter of 2018 and included record aerospace sales, which reached more than 70% of total sales, while premium alloy sales grew 15.6% sequentially. First quarter 2019 gross margin of 12.2% also improved from the 2018 fourth quarter but was impacted by lower shipment volume as well as less favorable product mix, with demand for tool steel down substantially as our tool steel customers adjusted their inventories after strong buying in 2018. The combined output of our facilities set a new Company record despite the significant production challenges posed by a tight labor market.

“Even with the slower than anticipated start, we expect 2019 to be another positive year for Universal Stainless with strong top-line growth and margin improvement forecasted as soon as the second quarter. We believe that our record backlog and the increasing benefits of our new bar cell in our Dunkirk facility support our positive outlook.”

Conference Call and Webcast

The Company has scheduled a conference call for today, April 24, 2019, at 10:00 a.m. (Eastern) to discuss first quarter 2019 results. Those wishing to listen to the live conference call via telephone should dial 706-679-0668, passcode 2274525. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the second quarter of 2019.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; the demand for the

Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’ product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates of changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculations methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31,
	2019	2018
Net Sales
Stainless steel	$45,995	$42,939
High-strength low alloy steel	5,764	5,203
Tool steel	6,567	9,641
High-temperature alloy steel	808	4,547
Conversion services and other sales	1,137	1,407

Total net sales	60,271	63,737
Cost of products sold	52,901	54,465

Gross margin	7,370	9,272
Selling, general and administrative expenses	4,966	5,207

Operating income	2,404	4,065
Interest expense	854	1,142
Deferred financing amortization	59	64
Other expense (income), net	21	(43)

Income before income taxes	1,470	2,902
Provision for income taxes	248	777

Net income	$1,222	$2,125

Net income per common share - Basic	$0.14	$0.29

Net income per common share - Diluted	$0.14	$0.28

Weighted average shares of common stock outstanding
Basic	8,761,538	7,261,966
Diluted	8,860,525	7,492,972

MARKET SEGMENT INFORMATION
	Three months ended
	March 31,
	2019	2018
Net Sales
Service centers	$43,056	$44,521
Original equipment manufacturers	5,226	4,482
Rerollers	6,031	8,364
Forgers	4,821	4,963
Conversion services and other sales	1,137	1,407

Total net sales	$60,271	$63,737

Tons shipped	10,160	11,156

MELT TYPE INFORMATION

	Three months ended
	March 31,
	2019	2018
Net Sales
Specialty alloys	$49,764	$50,485
Premium alloys *	9,370	11,845
Conversion services and other sales	1,137	1,407

Total net sales	$60,271	$63,737

END MARKET INFORMATION **

	Three months ended
	March 31,
	2019	2018
Net Sales
Aerospace	$42,607	$36,235
Power generation	2,503	2,289
Oil & gas	5,376	8,459
Heavy equipment	6,444	10,035
General industrial, conversion services and other sales	3,341	6,719

Total net sales	$60,271	$63,737

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
Assets

Cash	$237	$3,696
Accounts receivable, net	34,621	32,618
Inventory, net	147,128	134,738
Other current assets	5,646	3,756

Total current assets	187,632	174,808
Property, plant and equipment, net	176,768	177,844
Other long-term assets	1,230	668

Total assets	$365,630	$353,320

Liabilities and Stockholders’ Equity

Accounts payable	$41,798	$44,379
Accrued employment costs	3,549	7,939
Current portion of long-term debt	3,916	3,907
Other current liabilities	996	2,929

Total current liabilities	50,259	59,154
Long-term debt, net	61,527	42,839
Deferred income taxes	11,697	11,481
Other long-term liabilities, net	3,380	2,835

Total liabilities	126,863	116,309
Stockholders’ equity	238,767	237,011

Total liabilities and stockholders’ equity	$365,630	$353,320

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Three months ended
	March 31,
	2019	2018
Operating activities:
Net income	$1,222	$2,125
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,646	4,756
Deferred income tax	235	772
Share-based compensation expense	432	326
Changes in assets and liabilities:
Accounts receivable, net	(2,003)	(8,604)
Inventory, net	(12,962)	(3,832)
Accounts payable	(1,314)	(7,699)
Accrued employment costs	(4,390)	(499)
Income taxes	12	5
Other, net	(3,719)	296

Net cash used in operating activities	(17,841)	(12,354)

Investing activity:
Capital expenditures	(5,557)	(2,485)

Net cash used in investing activity	(5,557)	(2,485)

Financing activities:
Borrowings under revolving credit facility	50,450	128,729
Payments on revolving credit facility	(29,339)	(107,080)
Proceeds under New Markets Tax Credit financing	—	3,010
Payments on term loan facility, finance leases, and notes	(2,472)	(1,172)
Bank overdrafts	1,276	—
Payments of financing costs	—	(351)
Proceeds from the exercise of stock options	41	54

Net cash provided by financing activities	19,956	23,190

Net (decrease) increase in cash, and restricted cash	(3,442)	8,351
Cash and restricted cash at beginning of period	4,091	207

Cash and restricted cash at end of period	$649	$8,558

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	Three Months ended
	March 31,
	2019	2018
Net income	$1,222	$2,125
Interest expense	854	1,142
Provision for income taxes	248	777
Depreciation and amortization	4,646	4,756

EBITDA	6,970	8,800
Share-based compensation expense	432	326

Adjusted EBITDA	$7,402	$9,126